Exhibit 10.16

VELOCITY OIL & GAS INC.

December 28, 2007

FRANK JACOBS
#2404 – 1500 Howe Street
Vancouver BC
V6Z 2N1

Dear Sir.

Re: Working Capital Advances

The letter is to document the understanding reached with you, Frank Jacobs (the Executive) in relation to advances received by Velocity Oil & Gas, Inc., from you, from time to time, in the form of loans for working capital.

Any advances made by the Executive are interest free.  Repayment can be demanded by the Executive only with twelve months and one day notice, OR, at the choosing of the Company, the loan(s) can be converted into shares at the prevailing share price of time of the repayment demand.

Please indicate your agreement by countersigning a copy of this letter.

/s/ Frank A. Jacobs
Frank A. Jacobs
President & CEO
Velocity Oil & Gas, Inc.

By:  /s/ Frank A. Jacobs
Frank Jacobs